UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2020

One World Pharma, Inc.

(Exact name of registrant as specified in charter)

Nevada	333-200529	61-1744826
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3471 West Oquendo Road, Suite 301 Las Vegas, NV	89118
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:(800) 605-3201

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2020, the stockholders of One World Pharma, Inc. (the “Company”) approved the Company’s 2019 Stock Incentive Plan (the “Stock Plan”), which had been adopted by the Company Board of Directors (the “Board”) as of December 10, 2019. Below is a brief summary of the terms of the Stock Plan.

The Stock Plan provides for the granting to the Company’s employees, officers, directors, consultants and advisors of stock options (non-statutory and incentive), restricted stock awards, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and other performance stock awards. The maximum aggregate number of shares of common stock of the Company which may be issued pursuant to awards granted under the Stock Plan is Ten Million (10,000,000).

The purpose of the Stock Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by eligible participants who are expected to contribute to the Company’s future growth and success. Unless sooner terminated in accordance with its terms, the Stock Plan will terminate on December 10, 2029.

The Stock Plan is administered by the Board, which may delegate any or all of its powers under the plan to a committee it appoints. Subject to the terms of the Stock Plan, the Board (or such committee) has the authority to determine the individuals to whom, and the time or times at which, awards are made, the size of each award, and the other terms and conditions of each award (which need not be identical across participants). The Board also has the authority, subject to the express provisions of the Stock Plan, to construe the respective agreements under the plan, proscribe, amend and rescind rules and regulations relating to the plan, accelerate or extend the dates options may be exercised or accelerate the vesting of other stock awards, and make all other determinations which are in the Board’s judgment necessary or desirable for the administration of the plan. The Board’s construction and interpretation of the terms and provisions of the Stock Plan are final and conclusive.

The Board may at any time, and from time to time, modify or amend the Stock Plan in any respect, provided that no such modification or amendment may adversely affect the rights of a participant under an existing stock award that has been previously granted. The Board may at any time suspend or terminate the Stock Plan, provided that any such suspension or termination shall not adversely affect the rights of a participant under any stock award previously granted while the Stock Plan is in effect except with the consent of the participant.

The foregoing is a summary of the Stock Plan, does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Stock Plan and related forms of option agreements, which have been filed as exhibits to this Current Report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 21, 2020, following the approval of the Company’s Board of Directors and stockholders, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada, which (i) increased the Company’s authorized shares of common stock from 75,000,000 to 300,000,000, and (ii) authorized 10,000,000 shares of “blank check” preferred stock, under which the Board may designate one or more series of preferred stock from time to time, and issue shares of each series, with the rights, privileges and preferences of each series determined by the Board in the resolutions approving such series.

A copy of the Certificate of Amendment has been filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 12, 2020, the Company received a written consent signed by the holders of 25,521,667 shares of its common stock, representing approximately 56% of its outstanding shares of common stock, approving the (i) the Stock Plan, as further described in Item 5.02 above, and (ii) the amendments to the Company’s Articles of Incorporation, as further described in Item 5.03 above.

Item 8.01 Other Events

On December 10, 2019, the Company’s Board of Directors adopted a Code of Business Conduct and Ethics meeting the requirements of a “code of ethics” under Item 406 of Regulation S-K (the “Code of Ethics”). The Code of Ethics has been filed as Exhibit 14.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 3.1	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of the State of Nevada on February 21, 2020

Exhibit 10.1	One World Pharma, Inc. 2019 Stock Incentive Plan

Exhibit 10.2	Form of Stock Option Grant Notice for grants under the 2019 Stock Incentive Plan

Exhibit 10.3	Form of Option Agreement for grants under the 2019 Stock Incentive Plan

Exhibit 14.1	One World Pharma, Inc. Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

One World Pharma, Inc.

Date: February 25, 2020

By:	/s/ Craig Ellins
Craig Ellins
Chief Executive Officer